Exhibit 23.2

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 and Form S-4) and the related prospectuses of Marvel Enterprises, Inc. for the registration of up to $250,000,000 of 12% Senior Notes due 2009 and to the incorporation by reference of our report dated April 14, 1998, with respect to the consolidated financial statements and schedule of Marvel Entertainment Group, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                                  /s/ Ernst & Young LLP

New York, New York
May 6, 1999